Pinnacle Accountancy Group of Utah
North 1438 U.S. 89 Alternate
Suite #120, Farmington, UT 84025

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kelvin Medical, Inc.
10930 Skyranch Place
Nevada City, CA 95959

We hereby consent to the incorporation of our report dated October 12, 2017 with respect to the financial statements of Kelvin Medical, Inc. as of June 30, 2017 and 2016, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 2017 and for the period from May 5, 2016 (inception) through June 30, 2016, in the Registration Statement of Kelvin Medical, Inc. on Form S-1 to be filed on or about February 9, 2018.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah
Pinnacle Accountancy Group of Utah
Farmington, Utah
February 9, 2018